Exhibit 10.1

CONFIDENTIAL

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Ulrich E. Gottschling (“Employee”) and SRS Labs, Inc., a Delaware corporation (the “Company”).  Employee and the Company are sometimes collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

A.           Employee is resigning as the Company’s Chief Financial Officer, Secretary and Treasurer of the Company effective as of June 3, 2011 (hereinafter “Separation Date”).

B.             Employee holds the following outstanding options to purchase an aggregate of 304,000 shares of the Company’s Common Stock (collectively the “Options”), which Options were granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) or the 1996 Long-Term Incentive Plan (the “1996 Plan”):

Grant Date	Original No. of Option Shares	Exercise Price	Option Shares Vested and Outstanding as of the Separation Date	Equity Plan Covering Option
01-12-06	100,000	$6.20	100,000	1996 Plan
04-12-06	20,000	$6.05	20,000	1996 Plan
01-19-07	50,000	$9.29	50,000	2006 Plan
01-02-08	40,000	$5.24	32,500	2006 Plan
01-02-09	30,000	$4.81	16,875	2006 Plan
12-31-09	32,000	$7.33	10,000	2006 Plan
12-31-10	32,000	$8.81	0	2006 Plan
TOTAL	304,000		229,375

C.             Except as specifically set forth herein, Employee was obligated to return all Company property, including any files, records, electronic data, computers, laptops, PDAs, cell phones, printers, reports, customer information, disc, keys, vehicles, or any property of any kind to Company on or before the Separation Date.

D.            Employee and the Company desire to end their relationship amicably and resolve any potential disagreements between them, and any matters pertaining to Employee’s employment with the Company as specified in this Agreement and the Company has elected to offer Employee compensation and benefits to which he would not otherwise be entitled.

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, Employee and the Company (for its benefit and the benefit of the other Company Parties as defined below) agree, effective upon the date of execution by Employee, as follows:

1.                         Acknowledgements.

(a)                        Payments Received.  Employee represents that he has full power and authority to enter into this Agreement.  Employee further acknowledges and agrees that he has been paid all amounts due and owing as of the Separation Date and the date of execution of this Agreement, including but not limited to, all regular salary, accrued but unused vacation and PTO, expenses (except with respect to the proposed travel for investor meetings in June 2011, which were cancelled (the “June Expenses”), commissions, distributions, bonuses, stock and any other Company benefits due and owing as of the date of execution of this Agreement, less appropriate withholdings, and Employee confirms he is not owed any monies (other than the June Expenses), including but not limited to those required under the California Labor Code, as of the date of execution of this Agreement.  Employee further understands, agrees and acknowledges that such amounts are not consideration for this Agreement.  Employee agrees to submit all documentation for the June Expenses prior to the Termination Date in accordance with the Company’s reimbursement policies.

(b)                       Termination of Employment; Salary Continuation.  Employee hereby resigns as the Company’s Chief Financial Officer, Secretary and Treasurer effective as of the Separation Date.  Employee’s employment with the Company will terminate effective June 30, 2011 (hereinafter “Termination Date”).  Beginning on the Separation Date and continuing until the Termination Date (the “Interim Period”), the Company shall continue to (i) provide health care coverage to Employee on substantially the same terms as provided to Employee immediately prior to the Separation Date, and (ii) pay to Employee his base salary at his current rate of $11,500 per pay period less any withholding taxes and other lawful deductions the Company deems appropriate; provided however that Employee acknowledges that the first paycheck pursuant to this subsection will be less any amounts for salary paid to Employee on [June 3], 2011.  Employee acknowledges that he will not accrue or be entitled to any vacation or PTO, or any other payments, commissions, distributions, bonuses, stock or any other Company benefits during the Interim Period.  After the Separation Date, Employee shall not incur any expenses on behalf of the Company without the prior written consent of the Company’s Chief Executive Officer.

(c)                        Options.  The Parties agree that the date of cessation of Service for the Options as defined in the 2006 Plan, the 1996 Plan and the applicable option documents and agreements related to the Options shall be the Termination Date.  Notwithstanding the fact that Employee shall continue to be an employee until the Termination Date, both of the Parties agree that no further vesting of any of the Options will take place after the Separation Date.  Employee acknowledges and agrees that except for the Options described in Recital B above, Employee does not own any options, warrants or any other rights to acquire any securities of the Company.

2.             Consideration and Effective Date.  The Parties recognize that, apart from this Agreement, the Company is not obligated to provide the Employee with any of the benefits set forth hereunder. The Company agrees to provide Employee the following consideration

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

beginning on the later of (i) the first regular Company pay day following the Termination Date or (ii) five (5) business days after the expiration of the seven (7) day revocation period described in Section 10 below (“Effective Date”), provided Employee has not revoked this Agreement as described in that Section.  The Company’s obligations are not triggered before the Effective Date.  Subject to Employee’s compliance with the terms and conditions of this Agreement, the Company agrees to provide Employee the following consideration for agreeing to the obligations specified in this Agreement as follows:

(a)                        Total Severance Payments.  The Company shall pay to Employee severance payments in the aggregate amount of One Hundred Thirty-Eight Thousand Dollars (representing Employee’s base salary for six months) less any salary continuation payments made to Employee during the Interim Period pursuant to Section 1(b) above.  The foregoing severance payments shall be payable in ten (10) semi-monthly payments of $11,500 commencing on the earlier of July 15 or the expiration of any applicable revocation periods in accordance with the Company’s regular payroll practices and timing.  The Company shall deduct from all salary continuation and severance payments any withholding taxes and other lawful deductions the Company deems appropriate.

(b)                       COBRA.  After the Termination Date and upon Employee’s timely election of COBRA continuation coverage under the Company’s health plan and the Company’s receipt from Employee of a copy of such election and proof of his timely payment of COBRA premiums, the Company will promptly reimburse Employee for the amount of such premiums paid after timely receipt by the Company of said proof of each payment from Executive.  Such premium reimbursements will be paid for coverage until the earlier of (i) November 30, 2011 or (ii) such time as Employee subsequently becomes covered by another group health plan.  Employee agrees to notify the Company immediately if he becomes covered by another group health plan.

(c)                        Outplacement Services.  The Company agrees to promptly reimburse Employee up to $3,000 for outplacement career services obtained from a third party provider of Employee’s choice, provided that (i) any services much be initiated within 45 days of the Separation Date; (ii) Employee must provide the invoice of the provider and evidence of such payments in a form reasonably acceptable to the Company; and (iii) Employee is not otherwise in breach of the terms of this Agreement.

3.             No Rights to Additional Benefits; No Admission of Liability. Employee acknowledges and agrees that, apart from this Agreement, the Company is not obligated to provide Employee with any of the benefits set forth hereunder, including the severance payments and other consideration referenced in Section 2, and that such consideration is in exchange for entering into this Agreement.  Employee will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement.  Employee further agrees and acknowledges that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company, which liability or wrongdoing the Company expressly denies.

4.             Taxes.  Notwithstanding the tax deductions set forth in Sections 1(b) and 2 above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state or local income taxes that are or may be assessed against him relating to the consideration provided, including the severance payments or other consideration received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes.  Employee is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings.

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

5.                         Release.

(a)                        Employee, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges the Company as well as its past, present and future officers, directors, administrators, stockholders, employees, agents, attorneys, successors, subsidiaries, parents, assigns, representatives, brother/sister corporations, and all other affiliated or related corporations, all benefit plans sponsored by the Company, and entities, and each of their respective past, present and future agents, employees, representatives, insurers, partners, associates, successors, and assigns, and any entity owned by or affiliated with any of the above (all of the foregoing are collectively referred to as the “Company Parties”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Employee’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with, or the ending of Employee’s employment with the Company, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, whistleblowing protection, inappropriate comments or touching and/or “off-duty” conduct of other Company employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq.; the Older Workers Benefit Protection Act; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.), statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a, California Unruh Civil Rights Act, California Sexual Orientation Bias Law (Cal. Lab. Code § 1101 et. seq.), California AIDS Testing and Confidentiality Law, California Confidentiality of Medical Information (Cal. Civ. Code § 56 et. seq.), contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claims for severance pay, sick leave, family leave, liability pay, overtime pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

insurance, or Employee’s 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options; any claim for damages or declaratory or injunctive relief of any kind.  The Parties agree and acknowledge that the release contained in this Section 5 does not apply to any vested rights Employee may have under any 401(k) Plan with the Company.  Employee represents that at the time of the execution of this Agreement, he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act.  Employee represents that he has no workers’ compensation claims that he intends to bring against the Company.  Employee understands that nothing contained in this Agreement, including, but not limited to, this Section 5, will be interpreted to prevent him from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.  However, Employee agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

(b)                       Mistakes in Fact; Voluntary Consent.  Employee expressly and knowingly acknowledges that, after the execution of this Agreement, he may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional different claims and Employee assumes the risk of mistakes, and if Employee should subsequently discover that any fact relied upon in entering into this Agreement was untrue or that his understanding of the facts or law was incorrect, he shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(c)                        Section 1542 of the California Civil Code.  Employee expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Accordingly, Employee knowingly, voluntarily and expressly waives and relinquishes any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

6.                         No Lawsuits.  Employee represents that he has not filed any claims, charges, complaints or actions against the Company or any Company Parties, or assigned to anyone any charges, complaints, claims or actions against the Company or any Company Parties.  Employee agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Employee or on his behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted.  Employee also agrees that if any claim is prosecuted in his name before any court

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

or administrative agency that he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.  Employee further agrees to cooperate fully with the Company in the event of a lawsuit or threat of lawsuit arising out of acts and events occurred during Employee’s employment with the Company.

7.                         Confidentiality/Nondisparagment.  Employee agrees that Employee will not disclose to others, except to the extent required by law, subpoena, or by the Company’s independent auditors or except as disclosed by the Company in its public filings with the U.S. Securities and Exchange Commission, (i) any of the negotiations related to this Agreement, or (ii) any disparaging information pertaining to or relating to Employee’s employment with the Company, or the Company’s employees, directors or agents, except that Employee may disclose such facts to his attorneys, accountants, insurers or other professional advisors to whom the disclosure is necessary to effect the purpose for which the professional has been consulted, provided that the professional agrees to be bound by his confidentiality provision. Except as otherwise specifically provided herein, Employee agrees that if ever asked to disclose any fact covered by this Section he must state words to the effect of “I cannot comment” until such time when the information becomes available in the public domain through no fault of Employee.  Notwithstanding the foregoing, nothing contained in this Section shall preclude Employee from revealing or describing his employment with the Company to prospective employers; provided however, such disclosure shall be limited to the fact that he was employed by the Company, the dates of his employment, his job titles, and the nature and depth of his job responsibilities and accomplishments while employed by the Company.  Employee agrees to direct all requests for references to either Thomas Yuen, Chief Executive Officer, or David Walker, Senior Vice President, Human Resources, c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, CA 92705 (Phone: (949) 442-1070).  The confidentiality obligations contained in this Section shall be in addition to the Confidentiality, Non-Competition and Compliance Agreement between the Company and Employee dated January 2, 2006 (the “Confidentiality Agreement”) and any other confidentiality agreements between the Parties, all of which Employee agrees to continue to comply with.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law.  In the event that Employee is required and compelled by law to disclose any such matters, he will first give fifteen (15) days advance written notice (or, in the event that it is not possible to provide fifteen (15) days written notice, as much written notice as is possible under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.  Employee acknowledges and agrees that this Section is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this Section by Employee shall be subject him to a claim for damages or equitable relief (or both), including but not limited to injunctive relief.

8.                         Return of Company Property.  Employee understands, acknowledges and agrees that whether or not Employee signs this Agreement, he has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential.  Employee further agrees to immediately return all Company property in his possession, including but not limited to documents, all materials, documents, photographs, handbooks, manuals, electronic records, files, cellular telephones, keys and access cards, prior to the Effective Date.

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

9.                         ADEA Waiver.  Employee specifically agrees and acknowledges:  (a) that his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. and the Older Workers Benefit Protection Act; (b) that he understands the terms of this Agreement; (c) that the Company advises Employee to consult with an attorney prior to executing this Agreement; (d) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; (e) that, following his execution of this Agreement, he has seven (7) days in which to revoke his agreement to this Agreement as specified in Section 10, and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement; and (f) nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency or the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission.  However, Employee agrees he is waiving the right to monetary damages or other equitable or monetary relief as a result of such proceedings.

10.                   Revocation Period.  Employee may revoke this Agreement and his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to revoke his release within seven (7) calendar days following his execution of this Agreement.  Employee understands that any such revocation must be in writing and delivered by hand or by certified mail - return receipt requested - within the applicable seven (7) day period to David Walker, Senior Vice President, c/o SRS Labs, Inc. David Walker, Senior Vice President, Human Resources, c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, CA 92705.  Employee understands that if Employee exercises his right to revoke, then the Company will have no obligations under this Agreement to Employee or to others whose rights derive from him.  The Agreement shall not become effective or enforceable, until the seven (7) day revocation period identified above has expired.  The terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days, and Employee understands that he should and the Company hereby advises him to, consult with legal counsel regarding the releases contained herein and to consider whether to accept the Company’s offer and sign the Agreement.

11.                   Nonassignment.  Employee represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

12.                   Miscellaneous Provisions.

(a)                        Integration.  This Agreement and documents and exhibits referenced and attached to this Agreement, constitute a single, integrated written contract expressing the entire Agreement of the Parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

(b)                       Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any Party to this Agreement unless made in writing and signed by both Parties, nor shall be asserted by any Party based upon any act or performance unless evidenced by a specific writing acknowledging the same by the Party to be charged.

(c)                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.

(d)                       Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or of any representative or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.

(e)                        Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.  Accordingly, no Party shall be deemed to be the drafter of this Agreement.

(f)                          Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Company Parties.

(g)                       Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.

(h)                       Facsimile and Counterpart. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND REVIEW THE AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND THE COMPANY PARTIES FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

June 2, 2011		June 2, 2011

SRS LABS, INC.		EMPLOYEE:

By:	/s/ Thomas C.K. Yuen	/s/ Ulrich E. Gottschling
	Thomas C.K. Yuen,	Ulrich E. Gottschling
	Chief Executive Officer	Address:

/s/TY, /s/UEG
CONFIDENTIAL	Initial Here